SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 000-19809
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                           Dura Pharmaceuticals, Inc.
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             (Exact name of registrant as specified in its charter)

                7475 Lusk Boulevard, San Diego, California, 92121
                                 (800) 859-8585
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 3 1/2% Convertible Subordinated Notes Due 2002
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/      Rule 12h-3(b)(1)(ii) / /
     Rule 12g-4(a)(1)(ii)   / /      Rule 12h-3(b)(2)(i)  / /
     Rule 12g-4(a)(2)(i)    / /      Rule 12h-3(b)(2)(ii) / /
     Rule 12g-4(a)(2)(ii)   / /
     Rule 12h-3(b)(1)(i)    / /      Rule 15d-6           / /

     Approximate number of holders of record as of the certification or notice
date:                             107
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     Pursuant to the requirements of the Securities Exchange Act of 1934 Dura Pharmaceuticals, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  December 21, 2000          By:    /s/ Mitchell R. Woodbury
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                                  Name:  Mitchell R. Woodbury
                                  Title:    Senior Vice President and
                                                  General Counsel